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                                                          EXHIBIT 1.A.(5)(b)(8)

                                  MONARCH LIFE
                               INSURANCE COMPANY

                        SPRINGFIELD, MASSACHUSETTS 01133
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                             POLICY AMENDMENT RIDER

Investment Division Investing
in a Unit Investment Trust
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         This rider modifies certain provisions of the basic policy as they relate to any investment division investing in a unit investment trust. Unless otherwise specified, this rider applies to all Variable Life Insurance policies issued by Monarch.

INVESTMENT DIVISION

         Each investment division investing in a unit investment trust purchases units from the trust. Each trust invests in a fixed portfolio of securities and, therefore, has no investment manager.

INVESTMENT BASE IN EACH DIVISION ON THE POLICY DATE

         For single premium policies, the owner may specify in the application how the net premium is to be allocated on the policy date. The choices are as follows:

         (1)     allocate to investment division 1; or

         (2) allocate between investment division 1 and one of the investment divisions investing in a unit investment trust, except that Monarch reserves the right, in order to comply with applicable laws, regulations and rulings to require that the amount allocated to investment division 1 be at least equal to 50% of the net premium

HOW WE DETERMINE EXPERIENCE FACTOR

         The following fifth step is added to the calculation of the experience factor for each investment division investing in a unit investment trust:





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                 (5)      We subtract a charge not to exceed .00001370 for each
                          day in the valuation period. This charge is to cover the actual cost of reasonable brokerage fees and similar direct acquisition and sales costs incurred in the purchase or sale of units from the unit investment trust.

                          /s/  RAYMOND A. TERFERA   /s/  BRUCE BROWN
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                          Raymond A. Terfera        Bruce Brown
                          Secretary                 President





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